EXHIBIT 3.7.3


            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       of

                            FOAMEX INTERNATIONAL INC.


     Foamex International Inc., a corporation incorporated under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     A.  The  name  of  the  Corporation  is  Foamex   International   Inc.  The
Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 28, 1993.

     B. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the "DGCL"), and further amends and restates in their entirety the provisions of the Corporation's Certificate of Incorporation.

     C. Provision for the making of this Second Amended and Restated Certificate of Incorporation is contained in the Second Amended Joint Plan of Reorganization of Foamex International Inc. and its affiliated debtors and debtors-in-possession (the "Plan") under chapter 11 of the United States Bankruptcy Code (Jointly Administered Case No. 05-12685(KG)), which Plan was confirmed by order of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on February 1, 2007.

     The text of the Certificate of Incorporation is amended and restated in its entirety to read as follows:

                                   ARTICLE I.

                                      NAME

     The  name  of  this   corporation   is  Foamex   International   Inc.  (the
"Corporation").


                                  ARTICLE II.

                                   DEFINITIONS

     For  the  purpose  of this  Second  Amended  and  Restated  Certificate  of
Incorporation:

     A. "Affiliate" and "Associate" have the meanings set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the Effective Date.

     B. A person  shall be deemed to  "Beneficially  Own" shares of Voting Stock
(a) that such person or any of its Affiliates or Associates beneficially owns, directly or


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indirectly, (b) that such person or any of its Affiliates and Associates has (i)
the right to acquire or to dispose of (whether such right is exercisable immediately or only after the passage of time or only upon the occurrence or nonoccurrence of a contingency or event), or to direct the acquisition or disposition of, pursuant to any agreement, arrangement, understanding or relationship or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or to direct the voting of pursuant to any agreement, arrangement, understanding or relationship (other than pursuant to a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons), or (c) that are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting or disposing of such shares of Voting Stock.

     C. "Board" means the Board of Directors of the Corporation.

     D. "Business Combination" means (a) any merger or consolidation of the Corporation or any Subsidiary with or into (i) any Related Person or (ii) any other entity (whether or not itself a Related Person) that, after such merger or consolidation, would be an Affiliate or Associate of a Related Person, or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Related Person of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more, or (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions, and other than by way of a pro rata distribution to all stockholders or a reclassification, dividend or subdivision of such securities and other than in connection with the exercise or conversion of securities exercisable for or convertible into securities of the Corporation or a Subsidiary that have been distributed pro rata to stockholders) of any securities of the Corporation or any Subsidiary to any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more (but excluding the issuance, if any, of shares of Series C Preferred Stock of the Corporation to the Significant Equityholders (as defined in Article VI of this Second Amended and Restated Certificate of Incorporation) or their permitted assigns or designees pursuant to the Put Option Agreement, dated as of November 30, 2006, among the Corporation and the Significant Equityholders), or (d) the adoption of any plan or proposal proposed by or on behalf of a Related Person for the liquidation or dissolution of the Corporation, or (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation or any merger or consolidation of the Corporation with or into any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Related Person) that has the effect, directly or indirectly, of increasing by more than one percent (1%) the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary that are directly or indirectly owned by any Related Person.

     E. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.


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F. "Effective Date" means February 12, 2007.

     G. "Fair Market Value" means: (a) in the case of shares of stock and other securities, the highest closing sale price during the thirty (30) day period immediately preceding and including the date in question of a share of such stock or other security, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock or other security is listed or admitted to trading or, if such stock or other security is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock or other security during the thirty (30) day period preceding and including the date in question on any quotation reporting system then in general use, or, if no such quotations are available, the fair market value on the date in question of a share of stock or other security as determined by the Board in good faith and (b) in the case of property other than stock or other securities, the fair market value of such property on the date in question as determined by the Board in good faith.

H. A "person" shall mean any individual, firm, corporation, partnership or other entity.

     I. "Related Person" means and includes (a) any individual, corporation, partnership or other person or entity, or any group of two or more of the foregoing that act together or have agreed to act together, that together with its or their Affiliates or Associates, Beneficially Owns, on or after the Effective Date, directly or indirectly, in the aggregate, ten percent (10%) or more of the combined voting power of the then outstanding shares of Voting Stock, and any Affiliate or Associate of any such individual, firm, corporation, partnership or other person or entity, (b) an Affiliate of the Corporation that at any time within two years prior thereto Beneficially Owned, directly or indirectly, ten percent (10%) or more of the combined voting power of the outstanding shares of Voting Stock, or (c) an assignee of or successor to any shares of capital stock of the Corporation that were at any time within two years prior thereto Beneficially Owned by any Related Person, if such assignment or succession shall have occurred other than pursuant to a "public offering" within the meaning of the Securities Act of 1933, as amended; provided, however, that the term "Related Person" shall not include the Corporation, any Subsidiary, any employee benefit plan or employee stock plan of the Corporation or of any Subsidiary, or any person or entity organized, appointed, established or holding Voting Stock for or pursuant to the terms of any such plan.

     J. "Subsidiary" means any corporation or other entity of which the Corporation owns, directly or indirectly, securities that entitle the Corporation to elect a majority of the board of directors or other persons performing similar functions of such corporation or entity or that otherwise give to the Corporation the power to control such corporation or entity.

     K. "Unrelated Director" shall mean a director of the Corporation who is not
(a) a Related Person, (b) an Affiliate or Associate of a Related Person, or (c) a person who was nominated for election to the Board by a Related Person pursuant to the Bylaws of the Corporation, a voting agreement or other contractual right.


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


     L. "Voting Stock" means all outstanding shares of capital stock of the Corporation that pursuant to or in accordance with this Second Amended and Restated Certificate of Incorporation are entitled to vote generally in the election of directors of the Corporation, and each reference herein, where appropriate, to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the voting power of such shares entitled to vote. For the avoidance of doubt, Voting Stock shall not include Preferred Stock (as defined in Article V of this Second Amended and Restated Certificate of Incorporation) that has the right to elect additional directors only (and not the right to vote generally for the election of directors).

                                  ARTICLE III.

                                REGISTERED OFFICE

     The address of the Corporation's registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE IV.

                                    BUSINESS

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time amended (the "DGCL").

                                   ARTICLE V.

                            AUTHORIZED CAPITAL STOCK

     A. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Million (200,000,000) consisting of (i) Seven Million (7,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), and (ii) One Hundred and Ninety-Three Million (193,000,000) shares of common stock, $0.01 par value per share (the "Common Stock"). To the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code ("11 U.S.C. ss. 1123(a)(6)"), no nonvoting equity securities of the Corporation shall be issued. The foregoing sentence shall have no further force and effect beyond that required by 11 U.S.C. ss. 1123(a)(6) and is applicable only for so long as such Section is in effect and applicable to the Corporation.

     B. Preferred Stock. The Board is expressly authorized, by resolution or resolutions, to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for


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


the issue of such series (a "Certificate of Designations") and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the Voting Stock voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Certificate of Designations.

     C. Common Stock. Except as otherwise provided by law or as otherwise provided in any Certificate of Designations, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

                                  ARTICLE VI.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     A. Definitions. As used in this Article VI, the following terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation ss. 1.382-2T shall include any successor provisions):

     "Agent" has the meaning set forth in Section F.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Corporation Securities" means (i) shares of Common Stock, (ii) shares of Preferred Stock, if any (other than Preferred Stock described in Code section 1504(a)(4)), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation ss. 1.382-2T(h)(4)(v)) to purchase Stock, and
(iv) any other Stock.

     "Effective Date" has the meaning given such term in Article II, paragraph F of this Second Amended and Restated Certificate of Incorporation.

     "Excess Securities" has the meaning given such term in Section E.

     "Expiration Date" means the earliest to occur of (a) December 31, 2009, (b) the date, if any, on which the Board determines that the Corporation underwent an ownership change while subject to the jurisdiction of the Bankruptcy Court and on or prior to the Effective Date, (c) the date, if any, on which the Board determines that none of the Corporation or any of its subsidiaries in existence on the Effective Date may utilize any of the Tax Benefits attributable to periods (or portions thereof) prior to the Effective Date, (d) the repeal, amendment or modification of Code section 382 in such a way as to render the Corporation and its subsidiaries no longer subject to the restrictions imposed by Code section 382 or (e) the determination by the Board that it is in the best interests of the Corporation and its stockholders for these restrictions to expire.


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     "Five-Percent  Stockholder"  means a Person or group of Persons that is, or at any time during the three-year period ending on the Effective Date, a "5-percent shareholder" of the Corporation pursuant to Treasury Regulations under Code section 382.

     "Percentage Stock Ownership" means the percentage Stock ownership interest in the Corporation of any Person or group (as the context may require) as determined under the provisions of Code section 382.

     "Person" means (a) any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such Person or (b) any Person or Persons that constitute an "entity" pursuant to Treasury Regulation ss. 1.382-3.

     "Prohibited Distribution" has the meaning given such term in Section F.

     "Prohibited   Transfer"   means  any  purported   Transfer  of  Corporation
Securities to the extent that such Transfer is prohibited and/or void under this
Article VI.

     "Public Group" has the meaning set forth in Treasury Regulation ss. 1.382-2T(f)(13).

     "Purported Transferee" has the meaning set forth in Section E.

     "Qualified Five Percent  Stockholder" means a Five Percent Stockholder that
(i) held its Corporation Securities on the Effective Date and (ii) acquired all such Corporation Securities after January 1, 2006.

     "Significant Equityholder" means any of D.E. Shaw Laminar Portfolios, L.L.C., Par IV Master Fund, Ltd., Sunrise Partners Limited Partnership, Sigma Capital Associates, LLC and Goldman, Sachs & Co.

     "Stock" means any interest that would be treated as "stock" of the Corporation pursuant to Treasury Regulation ss. 1.382-2T(f)(18).

     "Stock Ownership" means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership and option attribution rules, with such direct, indirect, and constructive ownership and option attribution determined under the provisions of Code section 382.

     "Tax Benefit" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a "net unrealized built-in loss" within the meaning of Code section 382, of the Corporation or any direct or indirect subsidiary thereof.

     "Transfer" means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer shall also include the creation or grant of an option (including an option within the meaning of


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Treasury  Regulations  ss.ss.  1.382-2T(h)(4) or 1.382-4).  For the avoidance of doubt, a Transfer does not include the issuance by the Corporation of its Stock or an option with respect to its Stock.

     B. Restrictions on Transfers. Any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio (i) if the transferor is a Five-Percent Stockholder or (ii) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either
(a) the Percentage Stock Ownership of any Person or group of Persons would exceed 4.9% or (b) the Percentage Stock Ownership of any Five-Percent Stockholder would be increased.

     C.  Exceptions.

          (i) Notwithstanding Section B of this Article VI, (a) Section B shall not apply to a Transfer of Corporate Securities by a Qualified Five Percent Stockholder to any Person, who, immediately prior to such Transfer, owned no Corporation Securities, (b) Section B shall not apply to Transfers between Qualified Five Percent Stockholders, (c) Section B(ii)(a) shall not apply to a Transfer of Corporation Securities by a Qualified Five Percent Stockholder in a transaction that would create a new Public Group for purposes of Code section 382, (d) Section B shall not apply to Transfers of Common Stock in a public offering subject and pursuant to the rights provided for and the procedures set forth in the Registration Rights Agreement entered into as of the Effective Date by the Corporation and the Significant Equityholders, provided, however, that the Common Stock to be sold pursuant to such public offering is held by three or more of the Significant Equityholders and such Significant Equityholders hold more than 51% of the Common Stock then held by all of the Significant Equityholders in the aggregate, (e) Section B shall not apply to Transfers pursuant to a tender offer to purchase shares of Common Stock, provided that such tender offer results in an acquisition of more than 50% of the then outstanding Common Stock, and (f) Section B shall not apply to any transaction approved in advance by the Board.

     (ii) The restrictions set forth in Section B shall not apply to an attempted Transfer if the transferor(s) (in the case of Section B(i)) or the transferee(s) (in the case of Section B(ii)) obtain(s) the prior written approval of the Board. As a condition to granting its approval pursuant to this Section C(ii), the Board may, in its discretion, require (at the expense of the transferor(s) and/or transferee(s)) an opinion of counsel selected by the Board that the Transfer will not result in the application of any Code section 382 limitation to the Corporation. The Board may exercise the authority granted by this Article VI through duly authorized officers or agents of the Corporation. Nothing in this Section C shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

     D.  Legend.  Each  certificate  representing  shares  of  Common  Stock  or
Preferred   Stock  (other  than  Preferred   Stock  described  in  Code  section
1504(a)(4)) shall conspicuously bear the following legend:


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"THE CERTIFICATE OF INCORPORATION  (THE "CERTIFICATE OF  INCORPORATION")  OF THE
CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CORPORATION'S CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE "BOARD") IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), THAT IS TREATED AS OWNED BY A FIVE PERCENT STOCKHOLDER UNDER THE CODE. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION'S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE
CORPORATION   WITHIN  THE   MEANING  OF   DELAWARE   GENERAL   CORPORATION   LAW
("SECURITIES") BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION'S CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH
WITHOUT  CHARGE  TO THE  HOLDER  OF  RECORD  OF THIS  CERTIFICATE  A COPY OF THE
CERTIFICATE  OF   INCORPORATION,   CONTAINING  THE   ABOVE-REFERENCED   TRANSFER
RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS."

     E.  Excess Securities.

          (i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (a "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the "Excess Securities"). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Following the remediation of a Prohibited Transfer pursuant to this Article VI, the Corporation Securities that became Excess Securities as a result of such Prohibited Transfer shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section E or Section F of this Article VI shall also be a Prohibited Transfer.

          (ii) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any


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Corporation  Securities  that the proposed  transferee  or payee  furnish to the
Corporation  the  information   reasonably  necessary  to  determine  whether  a
transaction would constitute a Prohibited Transfer (including with respect to all the direct or indirect ownership interests in such Corporation Securities). The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board to be necessary or
advisable  to  implement  this  Article  VI,  including,   without   limitation,
authorizing such transfer agent to require an affidavit from a purported transferee regarding such Person's actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this Article VI as a condition to registering any Transfer. For these purposes, a certificate, signed by an authorized person of the transferee and/or transferor, certifying to such person's status under Section C, and delivered to its counterparty or counterparties prior to a Transfer, shall be deemed conclusive proof of such status and shall satisfy the requirements of Section E(ii).

     F. Transfer to Agent.

          (i) Purported Transferees. If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities, the
Purported Transferee shall promptly transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board (the "Agent"). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section G of this Article VI if the Agent rather than the Purported Transferee had resold the Excess Securities. Pending any sale by the Agent of Excess Securities, the Agent will hold any Excess Securities for, and for the benefit of, the person or persons purported to have transferred the Excess Securities in the Purported Transfer ("Purported Transferors"), subject only to the Purported Transferee's rights pursuant to Section G(i) of this Article VI.

          (ii) Purported Transferors. If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities, the Purported Transferor shall transfer or cause to be transferred to the Agent an amount equal to the sum of (a) all Prohibited Distributions and (b) the gross proceeds from the Prohibited Transfer, together with all Prohibited Distributions, except to the extent that the Corporation grants written permission to the Purported Transferor to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section G(ii) of this Article VI.

     G. Application of Proceeds and Prohibited Distributions.

          (i) Purported Transferees. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the lesser of (x) the amount paid by the Purported Transferee for the Excess Securities (or, if the Purported Transferee received the Excess Securities by gift or inheritance, the fair market value of the Excess Shares on the date of such receipt), and (y) the amount realized by the Agent or the Purported Transferee (if the Purported Transferee has already disposed of the Excess Shares) upon a sale of Excess Shares, and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Code section 501(c)(3) (or any comparable successor provision) selected by the Board. The fair market value of the any Excess Securities for purposes of this Section G amount necessary shall be determined by the Board.

          (ii) Purported Transferors. The Agent shall distribute amounts received from the Purported Transferor as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder, (b) second, any remaining amounts shall be paid to the Purported Transferor up to the Purported
Transferor's  purchase  price for the Excess  Securities  (or, if the  Purported
Transferor received the Excess Securities by gift or inheritance, the fair market value of the Excess Securities on the date of such receipt) and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Code section 501(c)(3) (or any comparable successor provision) selected by the Board.

          (iii) Claims. No Purported Transferee or Purported Transferor of Excess Securities shall have any claim, cause of action or any other recourse whatsoever against any Person to whom or from whom it transferred or acquired Excess Securities. The sole rights of the Purported Transferee or Purported Transferor with respect to such securities shall be limited to the amount payable pursuant to this Section G. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section G inure to the benefit of the Corporation.

     H.  Rescission.   Where  a  Prohibited   Transfer  occurs  between  Persons
identified by the Corporation, the Corporation may require that the Prohibited Transfer be rescinded.

     I. Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of the DGCL ("Securities," and individually, a "Security") but which would cause a Five-Percent Stockholder to violate a restriction on Transfers provided for in this Article VI, the application of Sections E through G of this Article VI shall be modified as described in this Section I. In such case, no such Five-Percent Stockholder shall be required to dispose of any interest that is not a Security, but such Five-Percent Stockholder and/or any Person whose ownership of Securities is attributed to such Five-Percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which the were acquired) to cause such Five-Percent Stockholder, following such disposition, not to be in violation of this Article VI. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of as provided in Sections E through G; provided, however, that the maximum aggregate amount payable either to such Five-Percent Stockholder or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five-Percent Stockholder or such other Person. The purpose of this
Section I is to extend the provisions of Section B to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this
Section I, along with the other provisions of this Article VI, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

     J. Legal Proceedings.

          (i) If a Purported Transferee or Purported Transferor fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 days from the date on which the Corporation makes a written demand pursuant to Section F of this Article VI (whether or not made within the time specified in such Section F), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section J shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article VI being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section F to constitute a waiver or loss of any right of the Corporation under this Article
VI. The Corporation may institute legal proceedings to force a rescission pursuant to Section H of this Article VI.

     K. Damages. Any stockholder subject to the provisions of this Article VI who knowingly violates the provisions of this Article VI and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation's ability to utilize its Tax Benefits, and attorneys' and auditors' fees incurred in connection with such violation.

     L. Board Authority.

          (i) The Board shall have the power to determine all matters necessary for assessing compliance with this Article VI, including, without limitation,
(a) the identification of Five-Percent Stockholders, (b) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (c) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder, (d) whether an instrument constitutes a Corporation Security, (e) the amount (or fair market value) due to a Purported Transferee or Purported Transferor pursuant to Section G, and (f) any other matters which the Board determines to be relevant; and determination of the Board on such matters shall be conclusive and binding for all the purposes of this Article VI. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article VI for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation's ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article VI. A certificate described in Section E(ii) shall satisfy the requirements of this Section.

          (ii) Nothing contained in this Article VI shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board may, by adopting a written resolution, (a) accelerate or extend the Expiration Date, (b) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article VI, (c) modify the definitions of any terms set forth in this Article VI or (d) modify the terms of this Article VI as appropriate to prevent an ownership change for purposes of Code section 382 as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board shall not cause there to be such acceleration, extension, change or modification unless it concludes in writing that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation. Such written conclusion of the Board shall be filed with the Secretary of the Corporation and shall be mailed by the Secretary to all stockholders of the Corporation within 10 days after the date of such conclusion.

          (iii) All determinations by the Board shall be deemed to be made in good faith and after due inquiry for purposes of this Article VI. Receipt of a certificate described in Section C(ii) shall satisfy this standard for purposes of this Article VI, absent manifest error.

     M. Reliance. The Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article VI, and the members of the Board shall not be responsible for any good faith errors made in connection therewith.

     N. General Authorization. The purpose of this Article VI is to facilitate the Corporation's ability to maintain or preserve its Tax Benefits. If any provision of this Article VI or any application of any provision thereunder is determined to be invalid, the validity of the remaining provisions shall be unaffected and application of such provision shall be affected only to the extent necessary to comply with such determination.

                                  ARTICLE VII.

                              ELECTION OF DIRECTORS

     A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to a Certificate of Designations adopted under the provisions of Article V of this Second Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be set forth in the Bylaws of the Corporation.

     B. Except as otherwise provided for or fixed pursuant to a Certificate of Designations adopted under the provisions of Article V of this Second Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum.

     C. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to a Certificate of Designations adopted under the provisions of Article V of this Second Amended and Restated Certificate of Incorporation, (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her death, disqualification, resignation or removal. Whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

     D. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to a Certificate of Designations adopted under the provisions of Article V of this Second Amended and Restated Certificate of Incorporation, any director may be removed from office only by the affirmative vote of the holders of 85% or more of the combined voting power of the outstanding shares of Voting Stock at a meeting of stockholders called for that purpose, voting together as a single class.

                                 ARTICLE VIII.

                            MEETINGS OF STOCKHOLDERS

     A. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Except as otherwise provided for or fixed pursuant to a Certificate of Designations adopted under the provisions of Article V of this Second Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board, (ii) the President or (iii) the Board pursuant to a resolution adopted by a majority of the then-authorized number of directors of the Corporation. Special meetings of stockholders may not be called by any other person or person or in any other manner. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     B. In addition to the powers conferred on the Board by this Second Amended and Restated Certificate of Incorporation and by the DGCL, and without limiting the generality thereof, the Board is specifically authorized from time to time, by resolution of the Board (in accordance with Article XIV, paragraph B of this Second Amended and Restated Certificate of Incorporation) without additional authorization by the stockholders of the Corporation, to adopt, amend or repeal the Bylaws of the Corporation, in such form and with such terms as the Board may determine, including, without limiting the generality of the foregoing, Bylaws relating to (i) regulation of the procedure for submission by stockholders of nominations of persons to be elected to the Board, (ii) regulation of the attendance at annual or special meetings of the stockholders of persons other than holders of record or their proxies, and (iii) regulation of the business that may properly be brought by a stockholder of the Corporation before an annual or special meeting of stockholders of the Corporation.

                                  ARTICLE IX.

                               STOCKHOLDER CONSENT

     Unless otherwise prohibited or limited by applicable law, and to the extent and in the manner permitted by Section 228(a) of the DGCL and subject to the procedures set forth in the By-laws of the Corporation in effect from time to time, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. ARTICLE X.

                             LIMITATION OF LIABILITY

     A. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefits.

     B. Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XI.

                                 INDEMNIFICATION

     A. To the extent not prohibited by law, the Corporation shall indemnify and hold harmless to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or is or was serving as a director, officer, manager, trustee, member, employee or agent or in any other capacity at the request of the Corporation, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity") while serving as a director or officer of the

Corporation, against judgments, fines, losses, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred or suffered by such person in connection with such Proceeding; provided, however, that, except as provided in Article XI, paragraph G of this Second Amended and Restated Certificate of Incorporation with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or person serving in any other capacity at the request of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     B. The Corporation shall, from time to time, advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

     C. The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may have or hereafter be entitled under any statute, this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any agreement (including any policy of insurance purchased or provided by the Corporation under which directors, officers, employees and other agents of the Corporation are covered), any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     D. The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) as to actions or inactions by or of such person in such capacity and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

     E. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, trustee, manager, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article XI, the Bylaws of the Corporation or under Section 145 of the DGCL or any other provision of law.

     F. The provisions of this Article XI shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article XI is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. To the extent permitted by the DGCL, any amendment, alteration or repeal of this Article XI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

     G. The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall be enforceable by any person entitled to such indemnification or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or advancement of expenses, in whole or in part, in any such Proceeding.

     H. Any  director or officer of the  Corporation  serving in any capacity of
(a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

     I. To the extent permitted by law, any person entitled to be indemnified or to advancement of expenses as a matter of right pursuant to this Article XI may elect to have the right to indemnification or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding or on the basis of the applicable law in effect at the time such indemnification or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or advancement of expenses shall, except as otherwise required by applicable law, be determined by the law in effect at the time indemnification or advancement of expenses is sought.

                                  ARTICLE XII.

                              BUSINESS COMBINATIONS

     In addition to any requirements under Delaware law with respect to the effectuation of a particular Business Combination, with respect to a Business Combination described in clause (a) of the definition thereof, no such Business Combination shall be effected unless the consideration to be received by the holders of Common Stock (other than the Related Person involved in such Business Combination or any of its Affiliates or Associates) in connection with such Business Combination is fair from a financial point of view to such holders, as determined by a majority of the Unrelated Directors. For purposes of this determination, the Unrelated Directors shall have the authority, but not the obligation, to engage independent counsel and independent bankers at the Corporation's expense, subject to a budget that shall be reasonably acceptable to the Board.

                                 ARTICLE XIII.

                                   SECTION 203

     The Corporation shall not be governed by Section 203 of the DGCL.

                                  ARTICLE XIV.

                        AMENDMENT OF CORPORATE DOCUMENTS

     A. Second Amended and Restated Certificate of Incorporation. Whenever any vote of the holders of Voting Stock is required by law to amend, alter, repeal or rescind any provision of this Second Amended and Restated Certificate of Incorporation, then in addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of Preferred Stock provided for or fixed pursuant to a Certificate of Designations adopted under the provisions of Article V of this Second Amended and Restated Certificate of Incorporation, such alteration, amendment, repeal or rescission (a "Change") must be approved by at least a majority of the then-authorized number of directors and by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class; provided, however, that if any such Change relates to Articles IX, X, XI, XII or XIII of this Second Amended and Restated Certificate of Incorporation or to this Article XIV, as well as any definition contained in Article II of this Second Amended and Restated Certificate of Incorporation that is used in any of the foregoing Articles, such Change must also be approved by the affirmative vote of the holders of at least 85% of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class.

     Subject to the preceding paragraph, Article X, Section B and the last sentence of Article XI, paragraph F of this Second Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     B. Bylaws. In addition to any affirmative vote required by law, any Change of the Bylaws of the Corporation may be adopted either (i) by the Board by the affirmative vote of at least a majority of the then-authorized number of directors or (ii) by the stockholders by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class; provided, however, that any Change to Article 2, section 2.2 and Article 3, section 3.2 of the Bylaws prior to the first anniversary of the Effective Date shall require either (i) the affirmative vote of the entire Board or (ii) the affirmative vote of the holders of at least 85% of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class.




                           [signature page to follow]

     IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed under the seal of the Corporation this 9th day of February, 2007.



                      By:     /s/ Gregory J. Christian
                              --------------------------------------------
                      Name:   Gregory J. Christian
                              --------------------------------------------
                      Title:  Executive Vice President and General Counsel
                              --------------------------------------------
[SEAL]

Attest:

By:     /s/ Andrew R. Prusky
        -----------------------------------------
Name:   Andrew R. Prusky
        -----------------------------------------
Title:  Vice President and Deputy General Counsel
        -----------------------------------------

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